UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 31, 2007

                       Kronos Advanced Technologies, Inc.
             (Exact name of registrant as specified in its charter)

           Nevada                    000-30191                87-0440410
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)             File Number)          Identification No.)


      464 Common Street, Suite 301, Belmont, Massachusetts         02478
            (Address of principal executive offices)            (Zip code)

                                   (617) 364-5089
              (Registrant's telephone number, including area code)


                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

         On December 31, 2007, Kronos Advanced Technologies, Inc. (the "Company") entered into Amendment No. 1 to Kronos Advanced Technologies, Inc. Secured Promissory Note (the "Note Amendment") with Sands Brothers Venture Capital LLC, a New York limited liability company ("Sands I"), Sands Brothers Venture Capital II LLC, a New York limited liability company ("Sands II"), Sands Brothers Venture Capital III LLC, a New York limited liability company ("Sands III"), Sands Brothers Venture Capital IV LLC, a New York limited liability company ("Sands IV") and Critical Capital Growth Fund, L.P., a Delaware limited partnership and a debenture licensed U.S. Small Business Investment Company ("CCGF" and together with Sands I, Sands II, Sands III and Sands IV, the "Holder"). Pursuant to the Note Amendment, the maturity date of Secured Convertible Promissory Note dated June 19, 2007 in the principal amount of up to $859,000 (the "CCGF Note") was extended to February 29, 2008 from December 31, 2007 and a correction was made to the Conversion Price (as defined in the Note) to equal $0.0030, subject to adjustment from time to time as specified in the CCGF Note. In addition, pursuant to the Note Amendment, the Company agreed to pay the holder an amendment fee comprised of (a) either a $25,000 cash payment or 1,470,588 shares of the Company's common stock and (b) an additional 1,470,588 shares of the Company's common stock.

         This description of the Note Amendment does not purport to be complete and is qualified in its entirety by reference to the Note Amendment, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

         The disclosure contained in Item 5.01 is hereby incorporated by reference.

Item 5.01 Changes in Control of Registrant

         Effective December 31, 2007, (1) AirWorks Funding LLLP ("AirWorks") elected to convert $438,864.12 of the principal amount of its Secured Convertible Promissory Note due June 19, 2010 (the "AirWorks Note") into 146,288,040 shares of the Company's common stock in accordance with the terms of the AirWorks Note and (2) Hilltop Holding Company, LP ("Hilltop") elected to convert $292,576.08 of the principal amount of its Secured Convertible Promissory Note due June 19, 2010 (the "Hilltop Note") into 97,525,360 shares of the Company's common stock in accordance with the terms of the Hilltop Note. The Hilltop Note was transferred to Hilltop from RS Properties I LLC on August 8, 2007. The issuance of the shares of the Company's common stock to AirWorks and Hilltop is being made in reliance on the registration exemption provided by
Section 4(2) of the Securities Exchange Act of 1933, as amended.

         As a result of the conversion of the AirWorks Note and Hilltop Note described above, there has been a change in control of the Company. The 146,288,040 shares of the Company's common stock issued as a result of the conversion of the AirWorks Note constitute approximately 30% of the total outstanding shares of the Company's common stock. The 97,525,360 shares of the Company's common stock issued as a result of the conversion of the Hilltop constitute approximately 20% of the total outstanding shares of the Company's common stock. Following the conversion of the AirWorks Note and the Hilltop Note, AirWorks and Hilltop have approved certain corporate actions of the Company which are described in Item 8.01 below. In addition, the Company expects AirWorks and Hilltop to exercise their right, pursuant to certain agreements entered into in connection with the initial issuance of the AirWorks Note and the Hilltop Note, to designate a majority of the members of the Company's Board of Directors.

Item 8.01 Other Events

         On December 14, 2007, the Company's Board of Directors approved a reincorporation/recapitalization of the Company which will include (1) the Company being reincorporated in the State of Delaware via a reincorporation merger with a newly created subsidiary of the Company, (2) increasing the authorized share capital of the Company to 500,000,000,000 shares of common stock and 100,000,000 shares of preferred stock and (3) making certain other changes to the organizational documents of the Company. Effective December 31, 2007, and following the conversion of the AirWorks Note and Hilltop Note described in Item 5.01, a majority of the stockholders of the Company approved the reincorporation/recapitalization by written consent. Prior to the effectiveness of the reincorporation/recapitalization, the Company will be distributing an information statement to its stockholders in accordance with
Schedule 14C of the Securities and Exchange Act of 1934, as amended. Such information statement will include additional details regarding the reincorporation/recapitalization.

A copy of the Company's press release regarding the matters described above is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.


Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

         10.1 Amendment No. 1 to Kronos Advanced Technologies, Inc. Secured Promissory Note dated December 31, 2007.
         99.1     Company News Release dated January 8, 2008.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 8, 2008                   KRONOS ADVANCED TECHNOLOGIES, INC.


                                           By: /s/ Daniel R. Dwight
                                               ---------------------------
                                           Name:   Daniel R. Dwight
                                           Title:  Chief Executive Officer
                                                   and President